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                         CALMAR INC. AND SUBSIDIARIES

                                 EXHIBIT 12.1

               Computation of Ratio of Earnings to Fixed Charges
                            (dollars in thousands)

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

                                                                                  Year Ended December 31,
                                                            --------------------------------------------------------------------
                                                              1993            1994           1995           1996          1997
                                                              ----            ----           ----           ----          ----
Income (loss) before income taxes, extraordinary item,
  and cumulative effect of accounting change                $(18,977)       $(8,174)        $(5,349)      $(3,612)       $ 1,631
                                                            --------        -------         -------       -------        -------
Interest expense                                              28,277         27,788          27,265        24,487         24,943
Amortization of debt expense                                   1,170          1,274           1,146           955          1,037
Portion of rental expense representing interest                  169            146             114           118            145
                                                            --------        -------         -------       -------        -------
Total fixed charges                                           29,616         29,208          28,525        25,560         26,125
                                                            --------        -------         -------       -------        -------
Total earnings before fixed charges                         $ 10,639        $21,034         $23,176       $21,948        $27,756
                                                            ========        =======         =======       =======        =======
Ratio of earnings to fixed charges                                 -              -               -             -         1.06:1
                                                            ========        =======         =======       =======        =======
Surplus (deficiency) of earnings to cover fixed charges     $(18,977)       $(8,174)        $(5,349)      $(3,612)       $ 1,631
                                                            ========        =======         =======       =======        =======
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